PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
To Prospectus dated 5, 2000                     Registration No. 333-45808


                                  $840,938,000

                              AVON PRODUCTS, INC.


   Zero Coupon Convertible Senior Notes due 2020 and Shares of Common Stock
                     Issuable Upon Conversion of the Notes

                            -----------------------

     This prospectus supplement relates to (1) $840,938,000 aggregate principal amount at maturity of zero coupon convertible senior notes due 2020 of Avon Products, Inc. and (2) shares of common stock issuable upon conversion of the notes. This prospectus supplement will be used by the selling securityholders listed below to resell their notes and the common stock issuable upon conversion of their notes and we will not receive any proceeds from sales that the selling securityholders make.

     This prospectus supplement should be read in conjunction with the prospectus dated December 5, 2000, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

     The following table sets forth the name and number of shares beneficially owned by selling securityholders intending to sell in connection with this prospectus supplement the notes or common stock and the amounts of notes or shares of common stock to be offered. Based on information provided to us by the applicable selling securityholder, the table also discloses whether any selling securityholder selling in connection with this prospectus supplement had held any position or office with, been employed by or otherwise has had a material relationship with us or any of our affiliates during the three years prior to the date of this prospectus supplement.

                                         Principal amount
                                          at maturity of                         Number of shares
                                        notes beneficially                       of common stock    Percentage of
                                            owned that        Percentage of      that may be sold   common stock       Material
                                        may be sold hereby   notes outstanding      hereby(1)       outstanding(2)   relationship
                                        ------------------   -----------------   ----------------   --------------   ------------
Goldman Sachs and Company               $     18,000                *                  148.90             **             None
Lehman Brothers Inc.                      20,000,000               2.38%           165,446.00             **             None
Lydian Overseas Partners Master Fund      20,000,000               2.38            165,446.00             **             None
Salomon Smith Barney, Inc.                   500,000               0.06              4,136.15             **             None
Any other holder of notes or future
   transferee, pledgee, donee, or
   successor of any such holder(3).....   72,886,000               8.67            602,934.86             **

---------
*   Less than 0.01%
**  Less than 1%

(1)  Assumes conversion of all of the holder's notes at a conversion price of
     8.2723 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion price, however, will be subject to adjustment as described under "Description of the Notes--Conversion Rights" in the prospectus. As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 238,095,339 shares of common stock outstanding as of November 22, 2000. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

(3) Information about other selling securityholders will be set forth in additional prospectus supplements, if required. Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

                            -----------------------

     This investment involves risk. See "Risk Factors" beginning on page 6 of the prospectus.

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                            -----------------------

           The date of this Prospectus Supplement is January 5, 2000